                                                                   Exhibit 4.2.5


                    FOURTH AMENDMENT TO THE CREDIT AGREEMENT


         This Fourth Amendment ("Fourth Amendment"), dated as of September 29, 1999, is among ENHANCE FINANCIAL SERVICES GROUP INC., a corporation duly organized and validly existing under the laws of the State of New York (together with its successors and assigns, the "COMPANY"); each of the lenders that is a signatory hereto (together with its successors and assigns, individually, a "BANK", and, collectively, the "BANKS"); and FLEET NATIONAL BANK, as Swingline Bank (in such capacity, together with its successors and permitted assigns in such capacity, the "SWINGLINE BANK") and as agent for the Banks (in such capacity, together with its successors in such capacity, the "AGENT").

         The Company, the Banks, the Swingline Bank and the Agent are parties to a Credit Agreement dated as of June 30, 1998, which Credit Agreement was amended and restated in its entirety by the Third Amendment to the Credit Agreement dated as of June 29, 1999 (as so amended and restated and in effect on the date hereof, the "CREDIT AGREEMENT"). The Company has requested the Banks to increase the commitment of each Bank to make revolving loans and to amend the covenant in the Credit Agreement relating to the Company's incurrence or creation of additional indebtedness. The Banks are in agreement with such request upon certain terms and conditions. Accordingly, the parties hereto hereby agree as follows:

         Section 1. DEFINITIONS. Except as otherwise defined in this Fourth Amendment, terms defined in the Credit Agreement are used herein as defined therein.

         Section 2. AMENDMENTS. Subject to the satisfaction of the conditions precedent specified in Section 3 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

          (a)  Section 1.01 (CERTAIN DEFINED TERMS) is amended as follows:

               (i) by deleting the definition of "Applicable Margin" and substituting therefor the following:

               "APPLICABLE MARGIN" shall mean: (a) 1.50% per annum with respect to Revolving Credit Loans and Term Loans made, Converted or Continued during the Increased Rate Period that are Base Rate Loans, and 0% per annum for all other Revolving Credit Loans and Term Loans that are Base Rate Loans; and (b) with respect to (i) Revolving Credit Loans and Term Loans that are Eurodollar Loans or (ii) with respect to facility fees payable hereunder, the applicable percentage per annum set forth below under the caption "Eurodollar Spread" or "Facility Fee Rate", as the case may be, based upon the ratings by S&P and Moody's applicable on such date to the Index Debt:

--------------------------------------------------------------------------------
                             Eurodollar Spread
                      --------------------------------
  Index Debt            Revolving                              Facility Fee
   Rating:            Credit Loan(1)         Term Loan              Rate
--------------------------------------------------------------------------------
   Level 1                0.210%               0.310%              0.070%
--------------------------------------------------------------------------------
   Level 2                0.250%               0.350%              0.080%
--------------------------------------------------------------------------------
   Level 3                0.290%               0.390%              0.090%
--------------------------------------------------------------------------------
   Level 4                0.325%               0.425%              0.105%
--------------------------------------------------------------------------------
   Level 5                0.355%               0.455%              0.125%
--------------------------------------------------------------------------------

(1) During any period that the aggregate outstanding principal amount of Revolving Credit Loans, Competitive Loans and Swingline Loans equals or exceeds 33 1/3% of the aggregate Commitments of the Banks, the Eurodollar Spread for Revolving Credit Loans shall be increased by .100% above the percentages set forth in the above grid for each of the Index Debt Rating Levels. In addition to any increases resulting from the application of the provisions of the preceding sentence, the Eurodollar Spread for all Revolving Credit Loans made, Converted or Continued during the Increased Rate Period shall be increased by an additional 1.500% per annum above the percentages set forth in the above grid for each of the Index Debt Rating Levels.
--------------------------------------------------------------------------------

For purposes of determining the applicable Index Debt Rating (except for split ratings of more than one equivalent level as provided for below): (a) Level 1 shall be deemed to be applicable if (i) no Event of Default shall have occurred and be continuing and (ii) the Index Debt is rated AA or higher by S&P or Aa2 or higher by Moody's; (b) Level 2 shall be deemed to be applicable if (i) no Event of Default shall have occurred and be continuing, (ii) Level 1 is not applicable and (iii) the Index Debt is rated A or higher by S&P OR A2 or higher by Moody's;
(c) Level 3 shall be deemed to be applicable if (i) no Event of Default shall have occurred and be continuing, (ii) neither Level 1 nor Level 2 is applicable and (iii) the Index Debt is rated A- or higher by S&P OR A3 or higher by Moody's; (d) Level 4 shall be deemed to be applicable if (i) no Event of Default shall have occurred and be continuing, (ii) neither Level 1, Level 2 nor Level 3 is applicable and (iii) the Index Debt is rated BBB+ or higher by S&P OR Baa1 or higher by Moody's; and (e) Level 5 shall be deemed to be applicable if no other Level is applicable. If S&P or Moody's shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then S&P shall be deemed to have established a rating in Level 5. If the rating for the Index Debt of S&P and Moody's is split by more than one equivalent rating level, the Index Debt Rating shall be deemed to be at that Level corresponding to the rating that is one level higher than the lower of the two ratings. If the rating established or deemed to have been established by S&P or Moody's for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective as of the date on which it is first announced by S&P or Moody's, as the case may be. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if S&P or Moody's shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

     (ii) by deleting the definition of "Commitment" and substituting therefor the following:

     "COMMITMENT" shall mean, as to each Bank, the obligation of such Bank to make Loans in an aggregate amount not exceeding the amounts and for the time periods set opposite such Bank's name under the caption "Commitment" on the signature pages of the Fourth Amendment (as the same may be reduced at any time or from time to time pursuant to Section 2.03 hereof).

     (iii) by adding the following new definitions:

     "FOURTH AMENDMENT" shall mean the Fourth Amendment to the Credit Agreement dated as of September 29, 1999 among the Company, the Banks signatory thereto, the Swingline Bank and the Agent.

     "INCREASED COMMITMENT PERIOD" shall mean the period from the Amendment Effective Date (as defined in the Fourth Amendment) to the earlier of (a) March 31, 2000 or (b) ten (10) days after the date the Company issues any shares of the capital stock of any class in the public or private market other than in connection with (i) the Company's employee or director incentive or stock option plans (including, without limitation, the exercise of employee or director stock options issued thereunder) or the Company's Director Stock Ownership Plan or (ii) any acquisition by the Company or any of its Subsidiaries of any business otherwise permitted by this Agreement, the consideration for which is, in whole or in part, shares of the capital stock of such class.

     "INCREASED RATE PERIOD" shall mean the period from December 15, 1999 to January 17, 2000.

(b) Subsection (a) of Section 3.01 (REPAYMENT OF LOANS) is deleted and replaced with the following:

     "(a) The Company hereby promises to pay the Administrative Agent for account of each Bank (i) the outstanding principal amount of each of such Bank's Revolving Credit Loans, and each Revolving Credit Loan shall mature, on the Commitment Termination Date; (ii) the outstanding principal amount of each

     Competitive Loan, and each Competitive Loan shall mature, on the last day of the Interest Period applicable to such Loan; and (iii) on the first Business Day after the Increased Commitment Period, such principal amount of each Bank's Revolving Loans as may be necessary so that after such repayment, the aggregate unpaid principal amount of all Loans does not exceed the Commitment as automatically reduced upon the expiration of the Increased Commitment Period.

(c) Subsection (d) of Section 8.07 (INDEBTEDNESS) is deleted and replaced with the following:

     "(d) additional Indebtedness of the Company and its Material Subsidiaries provided that on the date such Indebtedness is incurred and after giving effect thereto and to the concurrent retirement of any other Indebtedness of the Company and its Material Subsidiaries, total consolidated Indebtedness of the Company and its Subsidiaries (including Indebtedness created or incurred under any other subsection of this Section 8.07) does not exceed 25% of Total Capitalization or 50% of the sum of (i) Combined Statutory Surplus and (ii) the contingency reserves reported by each Insurance Subsidiary of Enhance Investment in its most recent Statutory Statement.

         Section 3. CONDITIONS PRECEDENT. This Fourth Amendment shall take effect from the first day (the "Amendment Effective Date") that the Agent shall have received counterparts hereof signed by the Company, each of the Banks identified on the signature pages of this Fourth Amendment, the Swingline Bank and the Agent, and each of the conditions set forth in this Section 3 has been waived by each Bank and the Agent or met:

         (a) The Agent shall have received from the Company a certificate of a senior officer to the Company, dated the Amendment Effective Date, stating that:

               (i) the representations and warranties contained in Section 7 of the Credit Agreement are correct on and as of the date of such certificate as though made on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

               (ii) no Event of Default or Default has occurred and is continuing or would result from the signing of the Fourth Amendment or the transactions contemplated thereby, in each case taking into account the effect of the amendment to Section 8.07(d) being made by this Fourth Amendment.

         (b) The Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Company, dated the Amendment Effective Date and certifying that, except for amendments, copies of which are attached to such Certificate, the charters or similar organizational documents of the Company and the Material Subsidiaries have not been amended since June 29, 1999.

         (c) The Agent shall have received for the account of each Bank a duly completed Revolving Credit Note and a Competitive Note, each duly executed and delivered by the Company and made payable to each Bank in the amount of its increased Commitment.

         (d) The Agent shall have received an opinion, dated the Amendment Effective Date, of Samuel Bergman, Executive Vice President and General Counsel of the Company, covering such matters as the Administrative Agent or any Bank may reasonably request (and the Company hereby instructs such counsel to deliver such opinion to the Banks and the Agent), in which opinion such counsel may take into account the effect of the amendment to Section 8.07(d) being made by this Fourth Amendment.

         (e) The Agent shall have received all information, documents, certificates and opinions of counsel relating to the Company and its Subsidiaries, as any Bank or the Agent may reasonably request, all in form and substance satisfactory to the Banks, the Agent and its special counsel.

         (f) The Agent shall have received payment of a fee for the ratable benefit of the Banks equal to 18 basis points on the amount of the increase in the Commitment and any other fees the Company shall have agreed to pay to the Agent.

         (g) Day, Berry & Howard LLP, special counsel to the Agent, shall have received payment of its legal fees and disbursements in connection with the preparation, negotiation, execution and delivery of this Fourth Amendment.

         Section 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as follows:

         (a) The execution, delivery and performance by the Company of this Fourth Amendment have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its shareholders;
(ii) violate any provisions of its articles of incorporation or by-laws; (iii) violate any provision of any law, rule, regulation (including without limitation, Regulation U and X), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to and binding upon the Company or any Subsidiary, it being understood that the Company may be required to file a copy of this Fourth Amendment with the Securities and Exchange Commission in connection with the Company's periodic filing requirements; (iv) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Company or any Subsidiary is a party or by which it or its Properties may be bound; or (v) result in, or require, the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by the Company.

         (b) No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution or delivery by the Company of this Fourth Amendment or performance by the Company thereof or for the legality, validity or enforceability of this Fourth Amendment.

         (c) This Fourth Amendment constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

         (d) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Company or any of its Subsidiaries to the Agent or any Bank in connection with the negotiation, preparation or delivery of this Fourth Amendment or delivered pursuant hereto, when taken as a whole, do not, as of the Amendment Effective Date, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. To the Company's knowledge, there is no fact peculiar to the Company or any of its Subsidiaries (in contrast to information of a general economic or industry nature) that could have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Banks for use in connection with the transactions contemplated hereby.

         (e) Substantially all programming required to handle all material dates and date processing, in and following the year 2000, of (i) the Company's and each of its Material Subsidiaries' computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Company's or such Material Subsidiaries' systems interface) and the testing of all such systems and equipment, as so reprogrammed, has been substantially completed. The expected cost to the Company and its Material Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Company and its Material Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment within the control of the Company or its Material Subsidiaries) is not anticipated to result in a Default or have Material Adverse Effect.

         Section 5. EFFECT ON THE CREDIT AGREEMENT. The execution, delivery and effectiveness of this Fourth Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any of the Banks under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. On and after the Amendment Effective Date, the rights and obligations of the parties hereto shall be governed by the Credit Agreement, as amended hereby.

         Section 6. COSTS, EXPENSES AND TAXES. The Company agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery and administration of this Fourth Amendment and any other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel to the Agent) in accordance with the terms of Section 11.03 of the Credit Agreement.

         Section 7. EXECUTION IN COUNTERPARTS. This Fourth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         Section 8. GOVERNING LAW. This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

         Section 9. DEFINED TERMS. Until the Amendment Effective Date, capitalized terms used herein which are not expressly defined herein shall have the meanings ascribed to them in the Credit Agreement.



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK --
                             SIGNATURE PAGES FOLLOW]
























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


         IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered as of the day and year first above written.


                                  ENHANCE FINANCIAL SERVICES GROUP INC.




                                  By: /s/ Jeffrey A. Figurelli
                                      -------------------------------------
                                      Title: Senior Vice President
                                              and Treasurer

                    COMMITMENT


  During the Increased          At All Other
    Commitment Period               Times          BANKS
    -----------------               -----          -----
                                                   FLEET NATIONAL BANK


                                                    By: /s/ E.B. Shelley
                                                        ---------------------------------------
       $37,500,000               $30,000,000            Title: Vice President



                                                    THE BANK OF NEW YORK


                                                    By: /s/ Evan Glass
                                                        ---------------------------------------
       $31,250,000               $25,000,000            Title: Assistant Vice President



                                                    BANK ONE, N.A. (MAIN OFFICE CHICAGO)
                                                    (FORMERLY KNOWN AS THE FIRST NATIONAL
                                                    BANK OF CHICAGO)


                                                    By: /s/ Timothy J. Stambaugh
                                                        ---------------------------------------
                                                        Title: Timothy J. Stambaugh
       $31,250,000               $25,000,000                   Senior Vice President



                                                    DEUTSCHE BANK AG, NEW YORK AND/OR
                                                    CAYMAN ISLAND BRANCHES


                                                    By: /s/ John S. McGill
                                                        ---------------------------------------
                                                        Title: John S. McGill
                                                                 Director

                                                    and

                                                    By: /s/ Ruth Leung
                                                        ---------------------------------------
                                                        Title: Ruth Leung
       $25,000,000               $20,000,000                     Director


                                 SWINGLINE BANK

                                 FLEET NATIONAL BANK,
                                 as Swingline Bank


                                 By: /s/ E.B. Shelley
                                     -------------------------------------
                                     Title: Vice President


                                 AGENT

                                 FLEET NATIONAL BANK,
                                 as Agent


                                 By: /s/ E.B. Shelley
                                     -------------------------------------
                                     Title: Vice President